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                                                                   Exhibit 23.04



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-51333 of ATMI, Inc. on Form S-4 of our report dated May 8, 1997 (April 27, 1998 as to Note 9), relating to the financial statements of NOW Technologies, Inc. and Subsidiaries as of March 31, 1997 and 1996 and for each of the three years in the period ended March 31, 1997, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 12, 1998